Exhibit 10.20

DATED: 15 April 2014

TERMS OF APPOINTMENT

(By way of Deed)

Between:

(1) MIDATECH LTD

and

(2) ROLF STAHEL

This Agreement is dated the 15th day of April 2014

BETWEEN:

(1)	Midatech Ltd a company registered in England under number 04097593 whose address is at 4-5 Dunmore Court, Wotton Road, Abingdon. Oxford, OX13 6BH, UK (the “Company”); and

(2)	ROLF STAHEL of Neatham, Sleepers Hill, Winchester, Hants, SO22 4NB, UK (“You/you”).

1.	TERMS OF APPOINTMENT

1.1	You agree to your appointment as a non-executive director of the Company and as Chairman of the Board (as defined below) and the Company agrees to your appointment on the terms and conditions of appointment set out in this agreement. You agree to chair or serve on such other committees of the Company as the Board may determine from time to time and acknowledge that no additional fees will be due to you for performing such additional duties.

1.2	Your appointment under this agreement commenced on 1st March 2014. Subject to the terms of this agreement, your appointment shall be for an initial fixed term of twelve (12) months and will terminate on 28 February 2015 without the need for notice (“the Initial Fixed Term”). Any continuance of your appointment after the Initial Fixed Term will be subject to re-election by the directors of the Company on an annual basis. Your appointment may be terminated earlier:

1.2.1	by either party to this agreement giving to the other party not less than three (3) months’ written notice expiring on or after the end of the Initial Fixed Term;

1.2.2	at any time in accordance with clause 9 of this agreement; or

1.2.3	at any time in accordance with clause 14 of this agreement; or

1.2.4	if, after the expiry of the Initial Fixed Term, you fail to be re-elected as a non-executive director by the directors of the Company.

1.3	You agree that you have no right to be appointed to or to remain a member or the chairman of any particular committee of the Board (including, but not limited to, the Audit Committee, the Compensation Committee and the Nomination Committee) and that your removal from any such committee to which you are appointed shall not constitute a breach of this agreement.

1.4

You shall, unless prevented by sickness or ill-health and subject always to clause 1.5, properly perform such duties as are appropriate to your role as a non-executive director, Chairman of the Board and as the chairman or as a member of any other committees of the Board to which you may be appointed from time to time, including, without limitation: preparing for, attending and chairing all meetings of the Board and of the members of the Company (e.g. annual meetings and extraordinary annual meetings of the Company); preparing for and attending all meetings of any committee to which you may be appointed; attending regular meetings with the Company’s major shareholders to obtain their views; leading discussions of the Board in relation to corporate strategy; ensuring that all members of the Board receive accurate, timely and clear information concerning the operations and performance of the Company and its Group Companies; preparing agendas for meetings of the Board and the members; assessing the performance of the Board and each individual director of the Company; and reviewing and providing comments in relation to documents or minutes distributed to you following such meetings.

1.5	You agree to make yourself available to attend to your duties for the Company for ten (10) full working days per calendar year at such times and places as are reasonably necessary for the effective and efficient performance of your duties provided that they do not conflict with your other commitments to third parties. For the avoidance of doubt, eight hours shall constitute a full working day (and such hours need not be worked consecutively or on the same calendar day) and time spent travelling shall be counted as working time. The Company shall, after consultation with you, provide you with reasonable notice of the dates of all meetings which you shall be required to attend and shall use its reasonable endeavours to ensure that meetings of any committee to which you are appointed take place immediately before or after Board meetings. For any year during which the agreement is effective for less than 12 months, the number of days of service you are to provide, will be calculated pro rata to the number of months that this agreement is effective in that calendar year.

1.6	You will comply with all lawful and reasonable directions of the Board and all rules and regulations of the Company provided, in each case, they have been notified to you, including without limitation, regulations with respect to confidentiality, dealings in shares and notifications required to be made by a director to the Company or any relevant regulatory body, whether under the company laws of England, or the Companies Act, the Articles or otherwise.

1.7	You shall act in good faith and in the best interests of the Company and exercise all reasonable skill and care in the performance of your duties.

1.8	You confirm that you are aware of your fiduciary duties as a director and your continuing duty to avoid a conflict between your personal and outside interests and the interests of the Company. The Company acknowledges that you have disclosed certain existing interests to it, as referenced in clause 9.1 of this agreement and that, based on the information you have provided to the Company, there appears to be no conflict of interests.

1.9	You consent to the Company holding and processing personal data, including sensitive personal data relating to you (“processing”, personal data” and “sensitive personal data” are as defined in the Data Protection Act 1998) to the extent reasonably necessary for legal, personnel, administrative, financial, regulatory, payroll, management and other purposes relating to or ancillary to your appointment. You agree that the Company may disclose such information to other companies within the Group and to third parties in the event that such disclosure is in the Company’s view required for the proper conduct of the Company’s or the Group’s business. This applies to information held, used or disclosed in any medium and whether the use or processing of data is within or outside the European Union

2.	REMUNERATION

2.1	In consideration of you performing your duties for the Company, the Company shall pay you director’s fees at the rate of fifty thousand pounds (£50,000) per annum. Such director’s fees shall be paid by equal monthly instalments and shall be subject to deductions for income tax, national insurance contributions and other deductions required by law. The rate of such director’s fees shall be reviewed annually by the Remuneration Committee in its discretion. The Remuneration Committee shall be under no obligation to increase the rate of director’s fees paid to you as a result of any such review but such fees may not be reduced.

2.2	You will not, unless you are notified by the Company in writing at any time, be entitled to participate in the Company’s pension scheme or employee benefits schemes other than stated under clause 3. below

3.	RESTRICTED SHARES

3.1	Subject to the conditions contained in this clause 3, the Company will, on execution of this Agreement, grant you options (“Options”) to acquire a total of 244,881 ordinary shares, equivalent to 4% of the fully diluted ordinary shares of £0.0001 per share in the capital of the Company (“Shares”). The Shares acquired on exercise of the Options will be subject to the restrictions and will be repurchased in the circumstances referred to in clause 3.4 below. So long as the restrictions referred to in clause 3.4 apply to any Shares, those Shares are referred to as “Restricted Shares”.

3.2.	The Options shall be granted on the basis that:

3.2.1.	The exercise price of each Option will be £0.15p per Share;

3.2.2	The Option may be exercised at any time within one month from the date of grant and if not so exercised will lapse;

3.2.3	In the event of your death prior to exercise, the Options may be exercised by your validly appointed personal representatives during the period of six months following the date of your death (or such longer period not exceeding 12 months determined by the Board prior to the expiry of that six month period).

3.3	Prior to or within 14 days after exercise of the Options, both you and the Company will enter into an election under Section 431(1) Income Tax (Earnings and Pensions) Act 2003 in respect of all the Restricted Shares acquired on exercise.

3.4.	The Restricted Shares may not be transferred (other than to your personal representatives on death) and your interest in them may not be assigned or charged. These restrictions applicable to them will be released and they will cease to be Restricted Shares as follows:

3.4.1	Tranche One:

Tranche One consists of 122,441 Restricted Shares. The restrictions set out above will cease to apply to one-quarter of those Restricted Shares on each anniversary of this agreement (and they will therefore to that extent cease to be Restricted Shares). In the event of termination of this agreement (howsoever arising), the restrictions will cease to apply to all Tranche One Shares immediately on the date of termination of this agreement, except that any Tranche One Shares which remain Restricted Shares will be repurchased in accordance with clause 3.5 if the Company terminates your appointment in circumstances amounting to fraud or gross negligence on your part; and

3.4.2.	Tranche Two:

Tranche Two consists of 61,220 Restricted Shares. The restrictions attaching to those Restricted Shares will cease to apply on the occurrence of a Trigger Event, as defined below, subject to the value of the Company having reached at any time on or before that Trigger Event a Market Capitalisation Value, as defined below, of at least £155m. However, should a Market Capitalisation Value of at least £155m only be realised in accordance with clause 3.4.5 then the restrictions applying to the Tranche Two Restricted Shares will cease to apply and they will cease to be Restricted Shares on the date at which any contingent value rights or other deferred consideration actually reach maturity.

If the Company has not at any time on or before that Trigger Event reached a Market Capitalisation Value of at least £155m then the Restricted Shares shall be repurchased in accordance with clause 3.5 on the date of the Trigger Event (or where there is an Independent Valuation on the date on which that Independent Valuation is completed). Where there are contingent value rights or other deferred consideration the Restricted Shares will be repurchased on the date on which they reach maturity if the relevant Market Capitalisation Value has not been achieved.

3.4.3.	Tranche Three

Tranche Three consists of 61,220 Restricted Shares. The restrictions attaching to those Restricted Shares will cease to apply on the occurrence of a Trigger Event, as defined below, subject to the Company having reached at any time on or before that Trigger Event a Market Capitalisation Value, as defined below, of at least £ 213 m. However, should a Market Capitalisation Value of at least £213m only be realised in accordance with clause 3.4.5 then the restrictions applying to the Tranche Three Restricted Shares will cease to apply and they will cease to be Restricted Shares on the date at which any contingent value rights or other deferred consideration actually reach maturity;

If the Company has not at any time on or before that Trigger Event reached a Market Capitalisation Value of at least £213m then the Restricted Shares shall be repurchased in accordance with clause 3.5 on the date of the Trigger Event (or where there is an independent valuation on the date on which that Independent Valuation is completed). Where there are contingent value rights or other deferred consideration the Restricted Shares will be repurchased on the date on which they reach maturity if the relevant Market Capitalisation Value has not been achieved.

3.4.4	The Market Capitalisation Value

Market Capitalisation Value as referred to under Tranche Two and Tranche Three above is defined as:

a) where the Company is subject to an IPO prior to the fourth anniversary of the date of this agreement, the price at which the Shares are offered/sold under the IPO multiplied by the number of Shares in issue (excluding for this purpose new shares issued on the IPO); or

b) the aggregate value received by shareholders on a Trade Sale of the Shares in the Company or of its business or on the merger of the Company with any other company prior to the fourth anniversary of the date of this agreement; or

c) the value based on an Independent Valuation of the Shares in the Company as at the Relevant Date.

3.4.5	In all cases referred to in clauses 3.4.4 (a) to (c) above the value of any contingent value rights or other deferred consideration on maturity, whether or not they have matured at the time of the Trigger Event, shall be included in the calculation of the relevant Market Capitalisation Value.

3.4.6	In respect of clauses 3.4.4 (a) and (b) you must still be appointed as director and Chairman of the Company at the relevant Trigger Event. In respect of clause 3.4.4 (c) you must still be or have been appointed as director and Chairman of the Company at the Relevant Date.

3.4.7	In the event that your appointment under this agreement is terminated by the Company in circumstances in which it is not entitled to do so, the restrictions applying to both the Tranche Two Restricted Shares and the Tranche Three Restricted Shares will cease to apply and they will cease to be Restricted Shares on the termination date, subject to the Company having reached at any time on or before the termination date the relevant Market Capitalisation Value, as defined above, of at least £155 m or £213 m, as appropriate. Any remaining Tranche Two and/or Tranche Three Restricted Shares will be repurchased on the termination date where the Company terminates your appointment in the circumstances referred to in clause 14.1.

3.4.8	Trigger Event

Trigger Event as referred to above means the date on which:

(a) an IPO; or

(b) a Trade Sale,

occurs, or where:

(c) an Independent Valuation is carried out as at the fourth anniversary of the date of this agreement (where no IPO or Trade Sale has occurred); or

(d),an Independent Valuation is carried out as at a date before or after the fourth anniversary of the date of this agreement;

the date as at which the Independent Valuation is carried out

3.4.9	Independent Valuation

Independent Valuation as referred to above means an independent valuation of the Shares in the Company, carried out by an independent valuation expert (“the Expert”). The parties shall agree on the appointment of the Expert and shall agree with the Expert the terms of his appointment. If the parties are unable to agree on the Expert or the terms of his appointment, the Expert shall be appointed by the President of the Institute of Chartered Accountants. The Company agrees to meet the costs of nominating the valuation expert and the costs of the Expert’s appointment. The Company shall commission an Independent Valuation (at its expense) on the Relevant Date, meaning:

(a) on the fourth anniversary of this agreement (if there has been no IPO or Trade Sale); and

(b) if earlier, on the date of termination of your appointment under this agreement,

except the Company need not commission an Independent Valuation where the Company terminates your appointment in the circumstances referred to in clause 14.1.

3.5	The following provisions apply if Restricted Shares are repurchased in accordance with clause 3.4:

3.5.1	The Company shall purchase (or procure a purchaser for) the Restricted Shares at a price of £0.15 per Restricted Share.

3.5.2	Completion of the repurchase shall take place on a date selected by the Company (and of which at least 7 days notice is given by the Company to you). That date must be no less than 7 and no more than 60 days following the date on which the obligation to repurchase arises. On the date of Completion the Company shall pay (or procure payment) to you of the amount referred to in Clause 3.5.1 and you shall execute and deliver to the Company a stock transfer form, transferring the relevant Restricted Shares to the Company (or to such person as the Company may nominate).

4.	FREEDOM TO TAKE UP DUTIES WITH THE COMPANY

You warrant that you will not, by entering into or performing any of your duties for the Company, be in breach of any other agreement, contract or obligation binding on you.

5.	FACILITIES

The Company shall provide you with such secretarial and other facilities as shall be reasonably necessary and agreed between you and the Company in connection with the performance of your duties under this agreement.

6.	DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

The Company will take out reasonable directors’ and officers’ liability insurance, which will apply to you for the duration of your appointment, subject to the terms, conditions and limitations of such insurance cover. A copy of the policy can be obtained from the Company Secretary.

7.	EXPENSES

The Company will reimburse you for any reasonable travelling and other expenses you incur in performing your duties for the Company, subject to you providing the Company with receipts, vouchers or other written evidence evidencing such expenditure (in particular, but without limitation, costs incurred on air travel, in accordance with the company’s travel policy, will be fully reimbursed provided that the Company has pre-approved the flights. Costs incurred on Business Class air travel for flights longer than five (5) hours will be fully reimbursed provided that the CEO of the Company (from time to time) has pre-approved the flights.) Any air miles or other loyalty points or benefits which you may obtain as a result of business travel shall be for your personal use.

8.	PROFESSIONAL ADVICE

Occasions may arise when you consider that you need professional advice in connection with the performance of your duties as a non-executive director of the Company and you will be entitled to consult the Company’s professional advisers at the Company’s expense to the extent that is reasonably necessary in all the circumstances and that the costs incurred are reasonable and not exceeding £ 7,500 plus VAT. For expenses exceeding £ 7,500 plus VAT the agreement from the other non-executive directors or other authorised individuals of the Company is to be received prior to you committing the expenditure.

9.	OUTSIDE INTERESTS

9.1	The Company acknowledges that you are the Chairman of Connexios Life Sciences Pvt Ltd (currently involved in discovery research of new small molecules in Diabetes, NASH, and chronic liver diseases), the consultant of Nadathur Fareast Pte Ltd (key shareholder in Connexios), and the Chairman and owner of Chesyl Pharma Ltd, that you may become the Chairman and Consultant of Ergomed Clinical Research Limited and agrees to you retaining (or in case of Ergomed Clinical Research Limited acquiring and retaining) these offices.

9.2	You agree that you will notify the Board in writing of your intention to accept any other employment (not listed in 9.1. above), engagement, appointment, interest or involvement in any (as the context permits) person, firm, company, corporation, business or organisation which competes or conflicts with your appointment (an “Other Interest”). In the event that:

9.2.1	the Board reasonably determines that your acceptance of any such Other Interest would result in a serious conflict of interests; the Board will notify you in writing of this determination within 28 calendar days of receipt of your notification to the Board regarding the Other Interest. Within 7 calendar days of receipt by you of any such notice from the Company, you will confirm to the Board in writing whether you intend to accept the applicable Other Interest.

9.2.2	you reasonably determine that your acceptance of any such Other Interest would result in a serious conflict of interests; you will notify the Board of your view at the same time as you notify the Board of your intention to accept the Other Interest.

You agree that you will, if you decide to accept the applicable Other Interest, submit to the Board (at the same time as you submit the written confirmation regarding your intentions) your written notice of resignation as the Chairman and as a director of the Company, such resignation to take effect after a period of 3 months. It is agreed that neither the Company nor you shall not have any right to damages or compensation in relation to your resignation in these circumstances and that all unvested Options will not vest after the date you cease to be an officer of the Company, except where an Independent Valuation is carried out after the date you cease to be an officer of the Company but in respect of a period during which you were appointed. You hereby irrevocably appoint any other director of the Company from time to time to be your attorney to execute any documents and do anything in your name to effect your resignation as the Chairman and as a director of the Company should you fail to submit your resignation to the Company in accordance with the terms stated in this clause. You agree that a written notification signed by a director of the Company that any instrument, document or act falls within the authority conferred by this clause will be conclusive evidence that it does so; or Notwithstanding any term of this agreement, you may hold (directly or through nominees including your spouse, partner or minor children) by way of bona fide personal investment any units of any authorised unit trust and up to three (3%) percent of the issued shares, debentures or other securities of any company whose shares are listed on a recognised investment exchange or on the alternative investment market.

9.3	During your appointment you shall and will procure that your spouse and minor children comply with:

(a)	all applicable rules of law;

(b)	any recognised investment exchange regulations (including the Model Code for Securities Transactions by Directors of Listed Companies issued by the London Stock Exchange plc and any revisions, or amendments of the same or any equivalent regulations issued by any other applicable investment exchange) and

(c)	any policy, code or regulations of the Company or any Group Company notified to you,

relating (in the case of (a) to (c) inclusive) to dealings in shares, debentures or other securities of the Company and any Group Company or relating to any unpublished price sensitive information affecting the securities of the Company, any Group Company or any other company.

10.	CONFIDENTIAL INFORMATION

10.1	During the course of your appointment as a non-executive director of the Company you will have access to and become aware of information which is confidential to the Company and the Group Companies. You undertake that you will not, save in the proper performance of your duties for the Company, use (whether for your own benefit or for the benefit of any other person, firm, company or organisation) or disclose to any person, firm, company or organisation (other than your professional advisers) any of the trade secrets or other confidential information of or relating to: (a) the Company; (b) any Group Company; (c) any customer, client or Prospective Customer (as defined below) of the Company or any Group Company; (d) any person, firm, company or organisation with whom or which the Company is involved in any kind of business venture or partnership; or (e) the business of the Company or any Group Company, which (in the case of each of (a) to (e) inclusive) you received or obtained during your appointment as a non-executive director of the Company. You will likewise use your best endeavours to prevent the unauthorised publication or disclosure of any such trade secrets or confidential information.

10.2	This restriction shall continue to apply after the termination of your appointment for a period of five years, but shall cease to apply to information ordered to be disclosed by a Court or Tribunal of competent jurisdiction or to information which becomes available to the public generally (other than by reason of your breaching this clause).

10.3	For the purposes of this agreement confidential information shall include, but shall not be limited to:

(a)	corporate and marketing strategy and plans and business development plans;

(b)	budgets, management accounts, bank account details and other confidential financial data;

(c)	business, sales and marketing methods, confidential techniques, know how and processes used for the production or development of products and services; services;

(d)	details and specifications of products and services being sold, provided, distributed or developed, including: research and development reports, genetic data, databases, chemical formulae, information relating to pre-clinical or clinical trials, medical records, proprietary vaccines, pharmaceutical compounds and nucleic acid constructs, proprietary bioinformatics, confidential methods and processes, inventions or creations, product specifications, and details of intellectual property solutions or rights relating to products or services;

(e)	details of computer technology; computer programs; software applications and systems; information relating to proprietary hardware or software (including updates); source and object code to proprietary software; confidential algorithms developed or used for such proprietary software;

(f)	details of the salaries, bonuses, commissions and other employment terms applicable to employees;

(g)	The names, addresses and contact details of any customers or Prospective Customers, customer lists in whatever medium this information is stored and the requirements of those customers or the potential requirements of Prospective Customers for any products or services. Without prejudice to the foregoing, personal information provided by visitors to and users of any of its web sites;

(h)	the terms of business with advertisers, customers and suppliers, including any pricing policy adopted and the terms of any partnership, joint venture or other form of commercial co-operation or agreement with any third party;

(i)	software and technical information necessary for the development, maintenance or operation of any websites and the source and object code of each website;

(j)	existing, pending or threatened litigation; and

(k)	Any other information which is the subject of an obligation of confidence owed to a third party, in particular the content of discussions or communications with any Prospective Customers or prospective business partners.

11.	COPYRIGHT, DESIGN RIGHTS AND OTHER RIGHTS

11.1	You will promptly disclose to the Company all works in which copyrights, design rights or database rights (or similar forms of intellectual property protection) may exist which you make or originate either by yourself or jointly with other people during your appointment as the non-executive Chairman of the Company.

11.2	Any copyright work, design or database created by you in the normal course of your appointment or in the course of carrying out duties specifically assigned to you by the Board shall be the property of the Company whether or not the work was made at the direction of the Company or was intended for the Company and the copyright in it and the rights in any design or database shall belong absolutely to the Company throughout all jurisdictions and in all parts of the world, together with all rights of registration, extensions and renewal (where relevant). direction of the Company or was intended for the Company and the copyright in it and the rights in any design or database shall belong absolutely to the Company throughout all jurisdictions and in all parts of the world, together with all rights of registration, extensions and renewal (where relevant).

11.3	To the extent that such copyrights, design rights and database rights (and similar forms of intellectual property protection) are not otherwise vested in the Company, you hereby assign the same to the Company, together with all past and future rights of action relating thereto. In relation to any copyright work, design or database that may be created by you in the future, whether in the normal course of your appointment or in the course of carrying out duties specifically assigned to you by the Board, you hereby assign the copyright, design rights and database rights (and similar forms of intellectual property protection) in the same to the Company with the intention that such copyright, design rights and database rights (and similar forms of intellectual property protection) should forthwith upon completion of the relevant works vest in the Company.

11.4	You recognise and accept that the Company may edit copy, add to, take from, adapt, alter and translate the product of your services in exercising the rights assigned under clause 11.3.

11.5	To the full extent permitted by law, you irrevocably and unconditionally waive any provision of law known as “moral rights” including any moral rights you may otherwise have under sections 77 to 85 inclusive of the Copyright Designs and Patents Act 1988 in relation to the rights referred to at clause 11.2. You give this waiver in favour of the Company and each Group Company, and all successors in title to and licensees of the copyright design right and database right in such works (whether existing or future).

11.6	You agree that you will at the Company’s request and expense while you remain a director of the Company and for a period of five (5) years after ceasing to be a director of the Company, execute such further documents or deeds and do all things necessary or reasonably required to confirm and substantiate the rights of the Company under this clause 11.

11.7	You agree that you will not at any time make use of, disclose or exploit the Company’s property, trade marks, service marks, documents, materials or information in which the Company or any Group Company owns (wholly or partially) the copyright, design right, database right or semi-conductor topography right (or similar forms of intellectual property protection) for any purpose which has not been authorised by the Company in advance.

11.8	Notwithstanding anything in clauses 10, 11, 12 or 13 of this agreement, you shall own and retain ownership of and may freely use, disclose and exploit any copyright relating to your written business presentations provided that you have first deleted any confidential information relating to the Company or any Group Company from such presentations and that such use, disclosure or exploitation does not infringe or use any of the Company’s trade secrets, trademarks, copyrights or other intellectual property rights.

12.	INVENTIONS

12.1	It shall be part of your normal duties at all times to consider at a strategic level in what manner and by what new methods or devices, products, services, processes, equipment or systems of the Company and each Group Company might be improved and to further the intellectual property interests of the Company. You and the Company agree that, because of the nature of your duties and the particular responsibilities arising from your duties, you have a special obligation to further the interests of the Company.

12.2

You hereby acknowledge and agree that the sole ownership of any invention, discovery, design, improvement or other matter or work whatsoever made or discovered by you from time to time in the course of your appointment and all proprietary rights therein discovered or made by you (whether alone or jointly with others) at any time during your appointment (the “Company Inventions”) shall (subject to any contrary provisions of the

Patents Act 1977 and the Copyright Designs and Patents Act 1988 and to any rights of a joint inventor thereof) belong free of charge and exclusively to the Company or as it may direct.

12.3	You shall promptly give to the Board full details of all inventions, discoveries, designs, improvements or other matter or works whatsoever made or discovered by you from time to time during the continuance of your appointment with the Company.

12.4	All worldwide copyright, design rights and database rights in all Company Inventions shall be and remain the property of the Company and the provisions of clause 11 above shall apply in relation to the same.

12.5	You agree that you shall, while you remain a director of the Company and for a period of five (5) years after ceasing to be a director of the Company, at the Company’s expense, do all such acts and things and execute such documents (including without limitation making application for letters patent) as the Board may reasonably request in order to vest effectually all Company Inventions, to the extent that the same is the property of the Company or any other Group Company, and any protection as to ownership or use (in any part of the world) of the same, in the Company or any Group Company, or as the Company may direct, and you hereby irrevocably appoint the Company for these purposes to be your attorney in your name and on your behalf to execute and do such acts and things and execute any such documents as set out above.

12.6	You agree that you will not knowingly do or omit to do anything which will or may have the result of imperilling any such protection aforesaid or any application for such protection.

12.7	You agree that you will not at any time make use of, disclose or exploit any Company Invention belonging wholly or partially to the Company or any Group Company for any purpose which has not been authorised by the Company.

12.8	Each of the provisions in this clause 12 is distinct and severable from the others and if at any time one or more of such provisions is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of the clause will not in any way be affected or impaired.

13.	COMPANY PROPERTY

13.1	You may not, save in the proper performance of your duties as a director or with the Company’s prior written permission, remove any property belonging to the Company or any Group Company or relating to the affairs of the Company or any Group Company from the Company’s or any Group Company’s premises, or make any copies of documents or records relating to the Company’s or any Group Company’s affairs.

13.2

Upon the Company’s request at any time and in any event on the termination of your appointment as a non-executive director of the Company, you agree to deliver up to the Company or its authorised representative within two working days or such request from the Company or the termination of your appointment, any and all plans, keys, mobile telephone, security passes, credit cards, customer lists, price lists, equipment, documents, records, papers, computer disks tapes or other computer hardware or software or memory medium or devices (together with all copies of the same), and all property of whatever nature in your possession or under your control which belongs to the Company or any Group Company or relates to its or their business affairs. You will, at the Company’s request and without delay, furnish the Company with a written statement confirming that you have complied with this obligation.

14.	TERMINATION

14.1	In the event that the Company terminates your office of directorship at any time in accordance with the provisions of the Articles (as amended by the Company from time to time) and/or any applicable laws (including where applicable the Laws of the UK and the Companies Act), you agree that you shall have no right to any damages or compensation on or after the date you cease to be an officer of the Company if you:

(a)	are guilty of any gross misconduct, gross negligence or dishonesty or act in a manner which is materially adverse to the interests of the Company;

(b)	commit any serious or repeated breach or non-observance of your obligations to the Company (which include an obligation not to breach your statutory, fiduciary or common-law duties);

(c)	become bankrupt, have an interim order made against you under the Insolvency Act 1986 or make any composition or enter into any deed of arrangement with your creditors or the equivalent of any of these under any other jurisdiction;

(d)	become of unsound mind, become a patient under any mental health legislation or be unable due to any accident, illness or injury to undertake your duties for the Company in accordance with the terms of this agreement for a period of more than 6 consecutive months;

(e)	are convicted of a criminal offence (other than a motoring offence for which a non-custodial sentence is imposed on you);

(f)	become disqualified by law or any court of competent jurisdiction from acting as a director of a company; or

(g)	have failed to submit your resignation as the chairman and as a director of the Company when required to do so under the terms agreed in clause 9.2 of this agreement.

14.2	In the event that the Company terminates your office as a director of the Company at any time with immediate effect (other than in accordance with clause 14.1 of this Agreement), the Company shall pay you all director’s fees which would have been due to you for the following twelve (12) months within 14 days of the date of such termination. The parties to this agreement agree that this is a reasonable pre-estimate of your loss.

14.3	You may resign from your office as a director and as Chairman of the Company with immediate effect if the Company:

(a)	is guilty of any gross negligence which affects you or any dishonesty towards or concerning you; or

(b)	Becomes insolvent, makes any composition or enters into any deed of arrangement with its creditors or the equivalent of any of these under any other jurisdiction.

14.4	In the event that you resign from your appointment at any time for any reason which is stated in clauses 14.3(a)–(b) inclusive, the Company shall pay you all director’s fees which would have been due to you for the following twelve (12) months within 14 days of the date of such termination. The parties to this agreement agree that this is a reasonable pre-estimate of your loss.

14.5	In the event that you are unable due to any accident, illness or injury to undertake your duties for the Company in accordance with the terms of this agreement for a period of more than 6 consecutive months you may thereafter resign from your office as a director of the Company at any time and without the Company having any right to damages or compensation.

14.6	In the event that you wish to resign your office as a director of the Company for a reason other than those stated in clause 9.2, clause 14.3(a)-(b) inclusive or clause 14.5 you agree to give the Company not less than twelve (12) months’ written notice of resignation.

14.7	Notwithstanding any other term of this agreement, you agree that the Company may terminate your appointment under this agreement at any time after the Initial Fixed Term by giving to you not less than three (3) months’ written notice of termination expiring on or after the end of the Initial Fixed Term. In the event that notice is given to you by the Company, you agree that, prior to the expiry of the notice period, you will submit to the Board your written resignation as the Chairman and as a director of the Company, such resignation to take effect on the expiry of the said notice period. You hereby irrevocably appoint any other director of the Company from time to time to be your attorney to execute any documents and do anything in your name to effect your resignation as the Chairman and as a director of the Company should you fail to resign on or before the date of expiry of such period of notice of termination given to you by the Company. You agree that a written notification signed by a director of the Company that any instrument, document or act falls within the authority conferred by this clause will be conclusive evidence that it does so.

14.8	Upon the termination of your appointment as a non-executive director of the Company for whatever reason or at the request of the Board, you shall resign promptly (with such resignation taking immediate effect) from all other directorships held by you in any Group Company. You hereby irrevocably appoint the Company to be your attorney to execute any documents and does anything in your name to effect your resignation as a director of any Group Company should you fail to resign promptly following a request from the Company to do so in accordance with this clause. A written notification signed by a director of the Company that any instrument, document or act falls within the authority conferred by this clause will be conclusive evidence that it does so.

15.	DEFINITIONS

15.1	Any reference in this agreement to:

15.2	any Act or delegated legislation includes any statutory modification or re-enactment of it or the provision referred to;

15.3	“the Articles” means the Articles of Association of the Company as amended from time to time;

15.4	“the Board” shall mean the Board of Directors of the Company from time to time or any person or any committee of the Board duly appointed by it;

15.5	“The Companies Act” means the Companies Act 2006;

15.6	“Group Company” means a company which from time to time is a subsidiary or a holding company of the Company or a subsidiary of such holding company (where the terms “subsidiary” and “holding company” have the meanings attributed to them in section 1159 of the Companies Act);

15.7	“IPO” means the admission for listing or quotation of the Company’s shares on a recognised investment exchange (as that term is used in section 285 of the Financial Services and Markets Act 2000) or the UK Alternative Investment Market.

15.8	“Prospective Customer” means any person with whom the Company or any Group Company is in negotiations in relation to the sale or supply of goods and/or services by the Company or any Group Company to such person or to whom the Company or any Group Company has submitted a tender relating to such sale or supply arrangement; and

15.9	“Trade Sale” means entering into a legally binding agreement for the transfer (whether through a single transaction or a series of transactions) of Shares in the Company as a result of which any person (or persons connected with each other, or persons acting in concert with each other) would have the legal or beneficial ownership of 50% or more of the share capital of the Company or disposal by the Company of the whole or substantially the whole of its assets.

15.10	“Effective Date” means the date on which the appointment as non executive director and Chairman becomes effective.

16.	JURISDICTION/LANGUAGE OF THE CONTRACT

16.1	This agreement is governed by and construed in accordance with the laws of England and the parties submit to the non exclusive jurisdiction of the English courts.

IN WITNESS WHEREOF this agreement has been executed and delivered as a deed on the date set out above.

EXECUTED and DELIVERED as a DEED by MIDATECH LTD

Acting by:	/s/ Dr. James Phillips
Director

EXECUTED and DELIVERED as a DEED

by ROLF STAHEL:	/s/ Rolf Stahel